March 19, 1997

Mr. James O'Neill
Mr. Mark Gentile
Maple Health, Inc.
40 Maple Avenue
Rockville Centre, NY  11570

Dear Mr. Gentile and Mr. O'Neill:

The Board has agreed to rescind the purchase of your four physical therapy practices, retroactive back to December 11th, 1996. Your March 6th, 1997 letter to us outlines the recision of our purchase of the four physical therapy practice centers.

We have prepared the assignments of the equipment and real estate leases in your favor. We will grant the real estate assignments contingent upon our being released by the Landlords. We will close the recision transaction on March 19, 1997.

The specific terms of the transaction are as follows:

     1. We shall transfer back to you all assets you transferred to us on December 11, 1996 including assignment of all leases and an assignment of all existing accounts receivable for the four centers being reconveyed to you.

     2. Total net payments and receipts are agreed to be a payment due us by you of $448,935.00.

     3. Payment terms of $50,000.00 today (the receipt of which is acknowledged), $25,000 on April 25, 1997 and equal monthly payments of $22,457.44 for 18 months commencing May 25, 1997 which includes principal and interest of 10% per annum per the attached promissory note.

     4. Security for the payments due us shall be a security interest in the accounts receivable being assigned by us to you.

     5. We shall retain all obligations regarding Oak Tree Medical Systems, Inc.'s stock set forth in paragraphs 52 & 53 of the lease between Paerdegat Boat and Racquet Club Inc. and Oak Tree Medical Management Inc. dated December 15, 1996.

     6. We shall obtain a consent to assign to you the Paerdegat lease from the Landlord or you shall operate the center as our manager with a management fee equal to the center's net profits.

     7. We both agree to execute any and all documents necessary to give effect to this rescission either now or at a later date.

     8. All assets being transferred to you are free and clear of any liens, security interests, etc. placed by us, since December 11, 1996.

     9. We agree to issue to you, Twelve Thousand shares of common stock of Oak Tree Medical Systems, Inc. within sixty (60) days, for no additional consideration.

Thank you very much for your consideration and patience. Please sign below, acknowledging your acceptance, subject to our Board's final approval.

Sincerely,


/s/WILLIAM KEDERSHA
-------------------
William Kedersha
President

                          /s/MARK A. GENTILE             /s/ JAMES O'NEILL
                          ------------------             -----------------
                          Mark A. Gentile                James O'Neill

cc:      Henry Dubbin
         Michael Gerber
         Abbe Dienstag, Esq.
         Frederick C. Veit, Esq.


         Approved:        /s/ MICHAEL GERBER
         ---------        ------------------             ---------------------
                          Michael Gerber                 Henry Dubbin

                               SECURITY AGREEMENT

         This SECURITY AGREEMENT, dated as of March 19, 1997, is entered into by and among MAPLE HEALTH, INC. ("Maple"), a New York corporation doing business as Sportset Physical Therapy located at 70 Maple Avenue, Rockville Centre, New York 11570, NORTHERN PROFESSIONALS INC. ("Northern"), a New York corporation doing business as Sportset-Syosset Physical Therapy located at 10 Gordon Drive, Syosset, New York 11791, SOUTHERN PROFESSIONALS, INC. ("Southern"), a New York corporation doing business as Paerdegat Physical Therapy located at 1500 Paerdegat Avenue North, Brooklyn, New York 11236 and as Atrium Physical Therapy located at 235 Mill Street, Lawrence, New York 11559, (collectively, the "Obligors") and OAK TREE MEDICAL MANAGEMENT, INC., a New York corporation (the "Secured Party"), with address at 250 Westchester Avenue, Suite 306, Purchase, NY 10577.

         WHEREAS, the Secured Party has extended a loan to the Obligors represented by a Promissory Note (the "Note") dated as of the date hereof in an aggregate principal amount of $398,935.00 (the "Loan"); and

         WHEREAS, in consideration of the Loan to such Obligors under the Note, Obligors have agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined).

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Definitions. The following terms shall have the meanings set forth below (capitalized terms used and not defined herein shall have the meanings as defined in the Uniform Commercial Code as in effect in the State of New York (the "UCC")):

               "Accounts"  shall mean all  accounts,  as such term is defined in
Section 9-106 of the UCC, now owned of hereafter received or acquired by or belonging or owing to Obligors,

               "Equipment" shall mean all equipment,  as such term is defined in
Section 9-109 of the UCC, located at any of the business locations of Obligors and, in any event, shall mean and include, with respect to each business location, all machinery, equipment, furniture, fixtures and articles of tangible property of every kind and nature whatsoever, now located or hereafter acquired at such business location and any and all additions, appurtenances, substitutions and replacements thereof, together with all attachments, components, parts, accessions and accessories installed therein or affixed or attached hereto.

               "Secured Obligations" shall mean the payment obligations from time to time outstanding in respect of the Loan, the Note and this Agreement, including without limitation the obligation to pay all costs and expenses incurred by the Secured Party in connection with the exercise of any rights or remedies hereunder or under the Note or the conduct of any enforcement proceedings with respect hereto or under the Note.

         2. Grant of a Security Interest. (a) The Obligors hereby pledge, assign, deliver and grant to the Secured Party a continuing first priority perfected security interest (the "Security Interest") in all of such Obligors' right, title and interest in and to the Collateral (as defined below).

               (b) The Obligors have executed and will deliver to the Secured Party for filing, UCC-1 Financing Statements with respect to the Collateral. The Obligors shall, at no cost to the Secured Party, promptly execute, acknowledge and deliver all such other documents as the Secured Party reasonably deems necessary to create, perfect and continue the security interest in the Collateral contemplated hereby.

         3. Collateral. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of its Secured Obligations, the Obligors hereby pledges and grants to the Secured Party a security interest in all of such Obligors' right, title and interest in, to and under all of its Accounts Receivable transferred/assigned by the secured Party to the Obligors pursuant to the assignment of even date, together with all the proceeds thereof (all of the foregoing being collectively referred to as the "Collateral").

         4. Debtor's Representations and Warranties. The Obligors represent and warrant and, so long as this Agreement is in effect, shall be deemed continuously to represent and warrant, to the Secured Party that:

               (a) Such Obligors are the sole beneficial owner of the Collateral in which it purports to grant a security interest.

               (b) Such Obligors have all necessary power and authority and has taken all action necessary to execute, deliver and perform this Security Agreement and the Note and to pledge and grant a security interest in the Collateral.

               (c) No consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority, regulatory body, lessor, franchise or other person or entity is required for the grant by such Obligors of the Security Interest granted hereby or for the execution, deliver or performance of this Agreement by such Obligors or for the perfection or exercise by the Secured Party of its rights and remedies hereunder, except the filing of financing documents.

               (d) Each Account constituting Collateral is genuine and enforceable in accordance with the terms against the party obligated to pay it (the "Account Debtor"). Such Obligors have not received notice from any Account Debtor that such Account Debtor has any defense, setoff, claim or counterclaim against such Obligors which can be asserted against Secured Party, whether in any proceeding to enforce the Collateral or otherwise.

         5. Debtor's Covenants. The Obligors agree and covenant for themselves, their successors and assign that:

               (a) The Collateral will be used solely for business purposes of such Obligors and will remain in the possession or under the control of such Obligors (replacement in the ordinary course expected) and will not be sued for any unlawful purpose. The Collateral will not be misused, abused, wasted or allowed to deteriorate. Such Obligors will preserve the Collateral, as appropriate and applicable.

               (b) Such Obligors will defend the Collateral against the claims and demands of all other parties, including, without limitation, defenses, setoffs, claims and counterclaims asserted by any Account Debtor against such Obligors or the Secured Party; and will not sell, transfer, lease, assign, deliver or otherwise dispose of any Collateral or any interest therein (other than supplies in the ordinary course of usage) without the prior written consent of the Secured Party.

               (c) The Obligors shall advise the Secured Party at least fifteen days prior to any (i) change in location of its chief executive officer/chief place of business from its location(s) as set forth in the preamble of this Agreement, (ii) change in location of the Collateral, and (iii) any change in, addition to or deletion from the corporate or business name(s) used by such Obligors in the conduct of its businesses (including, without limitation, any trade name and any name used by such Obligors for billing purposes), or any changes in its corporate structure. Prior to any such change, such Obligors shall have taken any and all action that may be necessary or that the Secured Party may reasonably request, to maintain the perfection and priority of the Security Interest granted hereby to the Secured Party.

               (d) Such Obligors shall pay all out-of-pocket expenses, including reasonable attorneys' fees and costs, reasonably incurred by the Secured Party after or in reasonable anticipation of the occurrence of an Event of Default (as defined below) in the preservation, realization, enforcement or exercise of any of the Secured Party's rights under this Agreement.

         6. Certain Provisions Concerning Collateral.

               (a) After the occurrence of an Event of Default (as defined below), the Secured Party may notify all or any Account Debtors of the security interest created hereby and may also direct such Account Debtors to make all payments on Collateral to the Secured Party. The Secured Party may demand of such Obligors in writing, before or after notification to Account Debtors and without waiving in any manner the Security Interest created hereby, that any payments on and from the Collateral received by such Obligors; (i) shall be held by such Obligors in trust for the Secured Party in the same medium in which received; (ii) shall not be commingled with any assets of such Obligors; and
(iii) shall be delivered to Secured Party in the form received, properly endorsed to permit collection, not later than the next business day following the day of their receipt; and such Obligors shall comply with such demand.

               (b) Until the occurrence of an Event of Default, the Obligors may have possession of the Collateral in which it purports to grant a security interest and use such Collateral in any lawful manner not inconsistent with this Agreement. Upon the occurrence of an Event of Default, such Obligors will not demand or receive any income from or interest on such Collateral and, if such Obligors receives any such income or interest without any demand by it, the same shall be held by such Obligors in trust for the Secured Party in the same medium in which received, shall not be commingled with any assets of such Obligors and shall be delivered to the Secured Party in the form received, properly endorsed to permit collection, not later than the next business day following the day of its receipt. The Secured Party may apply the net cash receipts from such income or interest to payment of the Secured Obligations, provided that the Secured Party shall account for and pay over to such Obligors any such income or interest remaining after payment in full of the Secured Obligations.

         7. Events of Default. The occurrence of any "Events of Default" under the Note shall constitute an "Event of Default" under this Agreement.

         8. Remedies on Default. (a) Upon the occurrence of an Event of Default, the Secured Party may, by notice to the Obligors, declare the aggregate unpaid principal balance of the Note, together with all unpaid accrued interest thereon, to be immediately due and payable and thereupon all such amounts shall be and become immediately due and payable to the Secured Party. Upon such acceleration, the Secured Party shall have all rights, privileges, powers and remedies provided a secured party under the UCC and any other applicable law. Upon the existence or occurrence of an Event of Default, the Secured Party may require the Obligors to assemble the Collateral and make it available to the Secured Party at a place or places designated by the Secured Party, and the Secured Party may use and operate the Collateral.

               (b) Without in any way requiring notice to be given in the following time and manner, the Obligors agree that any notice by the Secured Party of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Obligors if such notice is mailed by regular or certified mail postage prepaid, at least seven business days prior to such action, to such Obligors' address specified above or to any other address which such Obligors have specified in writing from time to time to the Secured Party.

               (c) After an Event of Default, the Secured Party may demand, collect and sue on any of the Accounts (in either the Obligors' or the Secured Party's name at the latter's option); may enforce, compromise, settle or discharge such Collateral without discharging the Obligations or any part thereof; and may endorse the Obligors' name on any and all checks, commercial paper, and any other Instruments pertaining to or constituting Collateral.

         9. Miscellaneous. (a) This Agreement, together with the covenants and warranties contained in it, shall inure to the benefit of the Secured Party and its respective successors, assigns, heirs and personal representatives, and shall be binding upon the Obligors, their successors and assigns.

               (b) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered against receipt to the party to whom it is to be given (i) if to the Obligors, at their business addresses set forth in the preamble of this Agreement or (ii) if to the Secured Party, at is address set forth in the preamble of this Agreement, to the attention of its Chief Executive Officer. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 9(b) shall be deemed given at the time of receipt thereof.

               (c) This Agreement shall terminate on the satisfaction in full of all of the Secured Obligations and, on such termination, the Secured Party shall release to the Obligors the Security Interest granted in the Collateral hereunder; provided, that if, after receipt of any payment of all or any pat of the Obligations, the Secured Party is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reasons, this Agreement shall continue in full force notwithstanding any contrary action which may have been taken by the Secured Party in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Secured Party's rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

               (d) If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

               (e) The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

               (f) This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               (g) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               (h) The Obligors irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument. In any such action or proceeding, such Obligors waive personal service of any summons, complaint or other process and agree that service thereof may be made in accordance with Section 9(b). Within 30 days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceedings, such Obligors shall appear or answer such summons, complaint, or other process.

               (i) To the extent permitted by law, the Obligors hereby knowingly and voluntarily waive trial by jury in any action, suit or proceeding in any court with respect to (i) any action, suit or proceeding based hereon or arising out of, under or in connection with this Agreement or any instrument or document delivered pursuant to this Agreement, (ii) any of the transactions contemplated hereby or thereby or (iii) any course of conduct or statements or actions of any party hereto in connection herewith or in connection with the validity, protection, interpretation, collection or enforcement thereof or any other claim or dispute howsoever arising, between such Obligors and the Secured Party.

               (j) No course of dealing and no delay or omission on the part of the Secured Party in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Secured Party's rights, powers or remedies. No right, power or remedy conferred by this Agreement upon the Secured Party shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise, and all such remedies may be exercised singly or concurrently.

               (k) This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements among them concerning such subject matter, and may be modified, or any of its provisions waived, only by a written instrument duly executed by the Secured Party.



                     [Remainder of Page Intentionally Blank]

                                 PROMISSORY NOTE

$398,935.00                                                       March 19, 1997


     FOR VALUE RECEIVED, MAPLE HEALTH, Inc. ("Maple"), a New York corporation doing business at 70 Maple Avenue, Rockville Centre, New York 11570, NORTHERN PROFESSIONALS INC. ("Northern"), a New York corporation doing business at 10 Gordon Drive, Syosset, New York 11791, SOUTHERN PROFESSIONALS, INC. ("Southern"), a New York corporation doing business at 1500 Paerdegat Avenue North, Brooklyn, New York 11236 and at 235 Mill Street, Lawrence, New York 11559 (collectively, the "Borrowers"), hereby promises to pay to the order of OAK TREE MEDICAL MANAGEMENT, INC. (the "Lender"), or its assigns, at its offices at 2500 Westchester Avenue, Suite 306, Purchase, NY 10577 jointly and severally, or at such other place as Lender from time to time shall designate in writing, the principal amount of Three Hundred Ninety Eight Thousand, Nine Hundred Thirty Five Dollars ($398,935.00), together with interest on the unpaid balance accruing from and after the date hereof.

     Pursuant to the Security Agreement (the "Security Agreement") of even date herewith between the Borrowers and the Lender, the Borrowers have pledged certain assets as collateral (the "Collateral") to the Lender to secure their prompt and full performance of their obligations hereunder and thereunder. Any unpaid amounts due and payable under the Security Agreement shall constitute principal  amounts  due under  this  Note.  To the  extent  that the  Collateral
(together with the proceeds thereof) is insufficient to satisfy all of the Borrowers' obligations under this Note and the Security Agreement, the Borrowers, shall remain liable for any such deficiency.

1. Payments. The Borrowers, agree to pay the sum of Three Hundred Ninety Eight Thousand Nine Hundred Thirty Five Dollars. This sum shall be due and payable as follows:

     a. Twenty Five Thousand Dollars shall be due and payable on April 25, 1997.

     b. The balance of Three Hundred Seventy Three Thousand, Nine Hundred Thirty Five Dollars shall be due and payable in consecutive monthly payments, together with interest, commencing on May 25, 1997, and on the same day of each month thereafter until fully paid. In any event, all outstanding principal and accrued interest shall be due and payable on or before October 25, 1998. The eighteen month payment schedule is attached hereto.

2. Interest. The Borrowers, agrees to pay interest from the date hereof accrued on the unpaid principal amount of this Note from time to time outstanding at the simple interest rate of Ten Percent (10%) interest per annum.

3. Prepayment. This Note may be prepaid in whole or in part, at any time prior to the Maturity Date, without penalty or premium, provided that such prepayment in principal shall include all accrued but unpaid interest in respect of such principal through the date of such prepayment.

4. Assignment. The Borrowers shall not assign or transfer any of their rights or delegate any of their obligations under this Note or the Security Agreement without the prior written consent of the Lender, except as may occur by operation of law.

5. Event of Default. The Lender may, by written notice to the Borrowers, declare this Note immediately due and payable, whereupon this Note and all sums due hereunder and under the Security Agreement shall become immediately due and payable without protest, presentment, demand or notice, all of which are expressly waived by the Borrowers, if any of the following events ("Event of Default") shall occur:

     a. The Borrowers shall fail to make payment of any principal, interest or any other amount under this Note or the Security Agreement when due (whether at stated maturity, by acceleration or otherwise); or

     b. Any representation or warranty relied upon by the Lender and made or repeated or deemed to have been made or repeated by the Borrowers herein or in the Security Agreement shall prove to be false or misleading in any material respect as of the date made or repeated or deemed to have been made or repeated; or

     c. A default by the Borrowers in the performance of any of the terms, agreements, or conditions in this Note or the Security Agreement (other than a payment default), and such default shall remain uncured for a period of ten (10) business days after written notice by Lender; or

     d. The Borrower shall default in due observance or performance of any term, obligation, agreement or covenant to be observed or performed by such Borrowers pursuant to any evidence of indebtedness or liability for borrowed money (other than this Note or the Security Agreement), if such default permits the obligee thereof to accelerate the maturity of such evidence of indebtedness or liability in excess of $398,935.00; or

     e. The Borrowers shall (I) apply for or consent to the appointment of a receiver or trustee for itself or any of its assets or properties,
          (ii) admit in writing its  inability  to pay its debts as they mature,
          (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, insolvency or readjustment of debt law or statute, or any answer admitting the material allegations of a petition filed against such Borrowers in any proceeding under any such law or if action shall be taken by such Borrowers for the purpose of effecting any of the foregoing; or

     f. A material adverse order, judgment or decree shall be entered against the Borrowers in excess of $398,935.00, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty
          (30) days; or

     g. All of the outstanding stock of Borrowers shall cease to be held by existing shareholders, or Borrowers shall sell, transfer or otherwise dispose of any material amount of assets, except in the ordinary course consistent with past practice and not otherwise prohibited under the Security Agreement.

6. Methods of Payment. All payments of principal, interest or any other amount under this Note or the Security Agreement shall be made in lawful money of the United States of America.

7. Wavier of Notice, etc. The Borrowers hereby waive presentment, notice of demand for payment, protest, notice of dishonor and any other notice of any kind with respect to this Note.

8. Amendment and Waivers. Failure of Lender to insist upon the strict performance of any term, provision, or covenant of this Note, or to exercise any option or election hereby conferred, shall not be deemed to be a waiver or relinquishment of any future breach of any such term, covenant, condition, election or option. No provision of this Note may be waived, modified or discharged, by course of dealing or otherwise, without a writing signed by the party to be charged with such waiver, modification or discharge.

9. Expenses. The Borrowers agree to pay all expenses incurred by the Lender in connection with the collection and enforcement of this Note, including, without limitation, reasonable attorneys' fees and disbursements.

10. Governing Law and Adjudication; Related Matters. This Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to the principles of conflict of laws thereof. The Borrowers hereby irrevocably consent that any suit, action or proceeding against the Borrowers or any of the Borrowers' assets or properties arising out of or in any way connected with this Note or the Security Agreement may be instituted in any courts of the State of New York or any federal court located in such State, and by execution and delivery of this Note, the Borrowers hereby irrevocably submit to the jurisdiction of the aforesaid courts in any such suit, action or proceeding. The Borrowers hereby irrevocably waive any objection which it may have at any time to the laying of venue of any such suit, action or proceeding brought in any such court, waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum and further waive the right to object with respect to any such suit, action or proceeding that such court does not have jurisdiction over the Borrowers.

         IN WITNESS WHEREOF, the Borrowers have caused this instrument to be duly executed as of the date set forth above.

                 AMORTIZATION SCHEDULE BEGINNING MAY 25TH, 1997

          EVALUATION COPY                        FINANCIAL WIZARD

Principal $:  $373,935.00               Interest per Year %:        10.00000
                                        Payment per Month:        $22,457.44
                                        Number of Months:                 18

--------------------------------------------------------------------------------
          TOWARDS         TOWARDS      CUMULATIVE    CUMULATIVE     REMAINING
PERIOD   PRINCIPAL       INTEREST       PRINCIPAL     INTEREST      PRINCIPAL
--------------------------------------------------------------------------------

  1        $19,341.31    $3,116.13     $19,341.31     $3,116.13     $354,593.70

  2        $19,502.49    $2,954.95     $38,843.80     $6,071.08     $335,091.20

  3        $19,665.01    $2,792.43     $58,508.81     $8,863.51     $315,426.20

  4        $19,828.89    $2,628.55     $78,337.70    $11,492.06     $295,597.30

  5        $19,994.13    $2,463.31     $98,331.84    $13,955.37     $275,603.20

  6        $20,160.75    $2,296.69    $118,492.60    $16,252.06     $255,442.40

  7        $20,328.75    $2,128.69    $138,821.30    $18,380.75     $235,113.70

  8        $20,498.16    $1,959.28    $159,319.50    $20,340.03     $214,615.50

  9        $20,668.98    $1,788.46    $179,988.50    $22,128.49     $193,946.50

  10       $20,841.22    $1,616.22    $200,829.70    $23,744.71     $173,105.30

  11       $21,014.90    $1,442.54    $221,844.60    $25,187.25     $152,090.40

  12       $21,190.02    $1,267.42    $243,034.60    $26,454.67     $130,900.40

  13       $21,366.60    $1,090.84    $264,401.20    $27,545.51     $109,533.80

  14       $21,544.66      $912.78    $285,945.80    $28,458.29      $87,989.19

  15       $21,724.20      $733.24    $307,670.00    $29,191.53      $66,265.00

  16       $21,905.23      $552.21    $329,575.20    $29,743.74      $44,359.81

  17       $22,087.77      $369.67    $351,663.00    $30,113.41      $22,272.00

  18       $22,272.00      $185.60    $373,935.00    $30,299.01           $0.